Filed Pursuant to Rule 433

Registration No. 333-220267

November 7, 2018

Supplementing the Preliminary

Prospectus Supplement dated November 7, 2018

(To Prospectus dated August 30, 2017)

MPLX LP

Final Pricing Terms

November 7, 2018

$750,000,000 4.800% Senior Notes due 2029

$1,500,000,000 5.500% Senior Notes due 2049

Issuer:	MPLX LP

Ratings (Moody’s / S&P / Fitch)*:	Baa3/BBB/BBB-

Net proceeds (before expenses) to the Issuer:	$2,198,205,000

Trade Date:	November 7, 2018

Settlement Date**:	November 15, 2018 (T+5)

$750,000,000 4.800% Senior Notes due 2029

Principal Amount:	$750,000,000

Maturity Date:	February 15, 2029

Coupon:	4.800%

Price to Public:	99.432% of the principal amount plus accrued interest, if any, from November 15, 2018

Yield to Maturity:	4.872%

Spread to Benchmark Treasury:	+165 bps

Benchmark Treasury:	2.875% due August 15, 2028

Benchmark Treasury Price / Yield:	97-03+ / 3.222%

Interest Payment Dates:	February 15 and August 15, commencing February 15, 2019, to holders of record at the close of business on the preceding February 1 and August 1, respectively

Optional Redemption Provisions:

Make-Whole Call:	T+25 bps (at any time before November 15, 2028)

Par Call:	At any time on or after November 15, 2028

CUSIP / ISIN:	55336V AS9/US55336VAS97

$1,500,000,000 5.500% Senior Notes due 2049

Principal Amount:	$1,500,000,000

Maturity Date:	February 15, 2049

Coupon:	5.500%

Price to Public:	98.031% of the principal amount plus accrued interest, if any, from November 15, 2018

Yield to Maturity:	5.637%

Spread to Benchmark Treasury:	+220 bps

Benchmark Treasury:	3.125% due May 15, 2048

Benchmark Treasury Price / Yield:	94-07+ / 3.437%

Interest Payment Dates:	February 15 and August 15, commencing February 15, 2019, to holders of record at the close of business on the preceding February 1 and August 1, respectively

Optional Redemption Provisions:

Make-Whole Call:	T+35 bps (at any time before August 15, 2048)

Par Call:	At any time on or after August 15, 2048

CUSIP / ISIN:	55336VAT7/US55336VAT70

Joint Book-Running Managers:

J.P. Morgan Securities LLC

RBC Capital Markets, LLC

Wells Fargo Securities, LLC

Citigroup Global Markets Inc.

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

Senior Co-Managers:

BNP Paribas Securities Corp.

PNC Capital Markets LLC

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Co-Managers:

BB&T Capital Markets, a division of BB&T Securities, LLC

Comerica Securities, Inc.

Fifth Third Securities, Inc.

The Huntington Investment Company

BNY Mellon Capital Markets, LLC

Loop Capital Markets LLC

The Williams Capital Group, L.P.

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

It is expected that delivery of the notes will be made, against payment for the notes, on or about November 15, 2018, which will be the fifth business day following the pricing of the notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the notes who wish to trade the notes on the date of pricing or the next two succeeding business days will be required, because the notes initially will settle within five business days (T+5), to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade notes prior to the date of delivery should consult their own legal advisors.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC, telephone: (212) 834-4533 (collect); RBC Capital Markets, LLC, telephone: 866-375-6829; or Wells Fargo Securities, LLC, telephone (toll-free): 1-800-645-3751.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.